Exhibit 3.4

BYLAWS

OF

GUIDENT CORP

ARTICLE I

SHAREHOLDERS

Section 1. Annual Meeting. An annual meeting shall be held once each calendar year for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. The annual meeting shall be held at the time and place designated by the Board of Directors from time to time.

Section 2. Special Meetings. Special meetings of the shareholders may be requested by the Chief Executive Officer, the Board of Directors, or the holders of a majority of the outstanding voting shares.

Section 3. Notice. Written notice of all shareholder meetings, whether regular or special meetings, shall be provided under this section or as otherwise required by law. The written notice shall state the place, date, and hour of meeting and, if for a special meeting, the purpose of the special meeting. Such notice shall be mailed or sent by electronic mail or other electronic means of transmission to all shareholders of record at the address shown on the corporate books, at least five (5) calendar days prior to the meeting; provided, that the shareholders may waive such notice requirement in taking any action at such meeting. Such notice shall be deemed effective when deposited in ordinary U.S. mail, properly addressed, with postage prepaid, or upon delivery when sent by electronic mail or other electronic means of transmission.

Section 4. Place of Meeting. Shareholders’ meetings shall be held at the Corporation’s principal place of business unless otherwise stated in the notice. Shareholders of any class or series may participate in any meeting of shareholders by means of remote communication to the extent the Board of Directors authorizes such participation for such class or series. Participation by means of remote communication shall be subject to such guidelines and procedures as the Board of Directors adopts. Shareholders participating in a shareholders’ meeting by means of remote communication shall be deemed present and may vote at such a meeting if the Corporation has implemented reasonable measures: (1) to verify that each person participating remotely is a shareholder, and (2) to provide such shareholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to communicate, and to read or hear the proceedings of the meeting, substantially concurrent with such proceedings.

Section 5. Quorum. A majority of the outstanding voting shares, whether represented in person or by proxy, shall constitute a quorum at a shareholders’ meeting. In the absence of a quorum, a majority of the represented shares may adjourn the meeting to another time without further notice. If a quorum is represented at an adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally scheduled. The shareholders present at a meeting represented by a quorum may continue to transact business until adjournment, even if the withdrawal of some shareholders results in representation of less than a quorum.

Section 6. Procedures. The vote of a majority of the shareholders present at a properly called meeting at which a quorum is present shall be the act of the shareholders, unless the vote of a greater number is required by law or by these Bylaws for a particular resolution.

Section 7. Informal Action. Any action required to be taken, or which may be taken, at a shareholders meeting, may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the shareholders who own all of the shares entitled to vote with respect to the subject matter of the vote.

ARTICLE II

DIRECTORS

Section 1. Number of Directors. The Corporation shall be managed by a Board of Directors consisting of at least one (1) director with any higher minimum number of directors to be approved by the Board of Directors and any additional directors to be appointed by the Board of Directors as set forth in this Article II without any maximum number of directors.

Section 2. Election and Term of Office. The directors shall be elected at the annual shareholders’ meeting or at any special meeting of the Board of Directors. Each director shall serve a term of five (5) years or such lesser number of years as may be designated by the Board of Directors. Any director elected in such manner may resign or be removed as a director in the manner set forth herein. Each director shall hold office until a successor has been elected and qualified or until an earlier resignation, removal from office or death.

Section 3. Quorum. A majority of directors shall constitute a quorum.

Section 4. Adverse Interest. In the determination of a quorum of the directors, or in voting, the disclosed adverse interest of a director shall not disqualify the director or invalidate his or her vote.

Section 5. Regular Meeting. An annual meeting shall be held, without notice, immediately following and at the same place as the annual meeting of the shareholders. The Board of Directors may provide, by resolution, for additional regular meetings without notice other than the notice provided by the resolution.

Section 6. Special Meeting. Special meetings may be requested by the Chief Executive Officer, Secretary or any director by providing five days’ written notice by ordinary United States mail, effective when mailed. Minutes of the meeting shall be sent to the Board of Directors within two weeks after the meeting.

Section 7. Notice. Written notice of all meetings of the Board of Directors, whether regular or special meetings, shall be provided under this section or as otherwise required by law. The written notice shall state the place, date, and hour of meeting and, if for a special meeting, the purpose of the special meeting. Such notice shall be mailed or sent by electronic mail or other electronic means of transmission to all of the directors at their addresses shown on the corporate books, at least five (5) calendar days prior to the meeting; provided, that the directors may waive such notice requirement in taking any action at such meeting. Such notice shall be deemed effective when deposited in ordinary U.S. mail, properly addressed, with postage prepaid, or upon delivery when sent by electronic mail or other electronic means of transmission.

Section 8. Procedures. The vote of a majority of the directors present at a properly called meeting at which a quorum is present shall be the act of the Board of Directors, unless the vote of a greater number is required by law or by these Bylaws for a particular resolution. A director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting. The Board shall keep written minutes of its proceedings in its permanent records. If authorized by the governing body, any requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the member or proxy holder.

Section 9. Informal Action. Any action required to be taken at a meeting of directors, or any action which may be taken at a meeting of directors or of a committee of directors, may be taken without a meeting if a consent in writing setting forth the action so taken, is signed by the requisite percentage of the directors or the members of the committee of directors, as the case may be, that would have been required to approve such action at a meeting of directors or of the committee of directors, as applicable.

Section 10. Removal / Vacancies. A director shall be subject to removal, with or without cause, by the shareholders at a special meeting of the shareholders called for that purpose. Removal for cause will include but will not be limited to the failure by any director to attend any annual meeting or two or more special meetings of the Board of Directors that is not excused by the remaining directors on the Board of Directors or by the shareholders. Any vacancy that occurs on the Board of Directors, whether by death, resignation, removal or any other cause, may be filled by the remaining directors at the annual meeting or a special meeting of the directors called for that purpose or by the shareholders at the annual meeting or a special meeting of the shareholders called for that purpose. A director elected to fill a vacancy shall serve the remaining term of his or her predecessor, or until a successor has been elected and qualified.

Section 11. Resignation. Any director may resign effective upon giving written notice to the chief executive officer, the secretary or the Board of Directors, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation is effective at a future time, a successor may be elected to take office when the resignation becomes effective.

Section 12. Committees. To the extent permitted by law, the Board of Directors may appoint from its members a committee or committees, temporary or permanent, and designate the duties, powers and authorities of such committees.

ARTICLE III

OFFICERS

Section 1. Number of Officers. The officers of the Corporation shall be a Chief Executive Officer (who shall also be treated as the President), a Secretary and a Chief Financial Officer (who shall also be treated as the Treasurer). The Board of Directors may appoint persons to any additional office from time to time. The officer serving as the Chief Executive Officer shall not be permitted to also serve as the Secretary.

Chief Executive Officer/President/Chairman. The Chief Executive Officer shall be the chief executive officer and shall preside at all meetings of the Board of Directors unless and until a chairperson for the Board of Directors is appointed by the Board of Directors and its executive committee, if such a committee is created by the Board. The Chief Executive Officer shall be treated as the President and Chairman of the Corporation for all purposes under the Corporation’s Articles of Incorporation and these Bylaws.

Secretary. The Secretary shall give notice of all meetings of the Board of Directors and executive committee, if any, shall keep an accurate list of the directors, and shall have the authority to certify any records, or copies of records, as the official records of the Corporation. The Secretary shall maintain the minutes of the Board of Directors’ meetings and all committee meetings.

Chief Financial Officer. The Chief Financial Officer shall have primary responsibility for the planning, implementation, managing and running of all the finance activities of the Corporation, including business planning, budgeting, forecasting and negotiations, under the direction and with the advice of the Chief Executive Officer.

Section 2. Election and Term of Office. The officers shall be elected annually by the Board of Directors at the first meeting of the Board of Directors, immediately following the annual meeting of the shareholders. Each officer shall serve a one year term or until a successor has been elected and qualified.

Section 3. Removal or Vacancy. The Board of Directors shall have the power to remove an officer or agent of the Corporation. Any vacancy that occurs for any reason may be filled by the Board of Directors.

ARTICLE IV

CORPORATE SEAL, EXECUTION OF INSTRUMENTS

The Corporation shall not have a corporate seal unless adopted by the Board of Directors. All instruments that are executed on behalf of the Corporation which are acknowledged and which affect an interest in real estate shall be executed by the Chief Executive Officer and the Secretary or Treasurer. All other instruments executed by the Corporation, including a release of mortgage or lien, may be executed by the Chief Executive Officer. Notwithstanding the preceding provisions of this section, any written instrument may be executed by any officer(s) or agent(s) that are specifically designated by resolution of the Board of Directors.

ARTICLE V

AMENDMENT TO BYLAWS

These Bylaws may be amended, altered, or repealed by the Board of Directors by a majority of a quorum vote at any regular or special meeting of the Board of Directors.

ARTICLE VI

INDEMNIFICATION

The Corporation shall indemnify and hold harmless each and every one of present and former directors, officers, employees, attorneys and agents to the fullest extent now or hereafter permitted by the laws of the State of Florida as it now exists and may subsequently be amended.

ARTICLE VII

STOCK CERTIFICATES

Section 1. Certificate of Shares. Shares of the Corporation’s stock may be certified or uncertified, as provided under Florida law, and shall be entered in the books of the Corporation and registered as they are issued. Certificates representing shares of the Corporation’s stock shall be signed in the name of the Corporation by the Chief Executive or any other officer of the Corporation authorized to sign the shares by the Board of Directors, certifying the number of shares and the class or series of shares owned by the shareholder. Any or all of the signatures on the certificate may be in facsimile or pdf format or other electronic means of transmission. In the event that any officer, transfer agent, or registrar who has signed or whose signature by facsimile or pdf format or other electronic means of transmission has been placed on the certificate shall have ceased to be that officer, transfer agent, or registrar before that certificate is issued, it may be issued by the Corporation with the same effect as if that person were an officer, transfer agent, or registrar at the date of issue.

Within a reasonable time after the issuance or transfer of uncertified shares, the Corporation shall send to the registered owner thereof a written notice that shall set forth the name of the Corporation, that the Corporation is organized under the laws of the State of Florida, the name of the shareholder, the number and class (and the designation of the series, if any) of the shares represented, and any restrictions on the transfer or registration of such shares imposed by the Corporation’s Articles of Incorporation, these Bylaws, any agreement among shareholders or any agreement between shareholders and the Corporation.

Section 2. Replacement of Certificate of Shares. Except as provided in this Article VII, no new certificates for shares or uncertified shares shall be issued to replace an old certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Board of Directors may, in case any share certificate or certificate for any other security is lost, stolen, or destroyed, authorize the issuance of a replacement certificate of stock, or uncertified shares in place of a certificate previously issued by it on such terms and conditions as the Board may require, including provision for indemnification of the Corporation secured by a bond or other adequate security sufficient to protect the Corporation against any claim that may be made against it, including any expense or liability on account of the alleged loss, theft, or destruction of the certificate or the issuance of the replacement certificate or uncertified shares.

ARTICLE VIII

DISSOLUTION

The Corporation shall have perpetual existence pursuant to the Articles of Incorporation of the Corporation. The Corporation may be dissolved only with authorization of its Board of Directors given at a special meeting called for that purpose, and with the subsequent approval by no less than two-thirds (2/3) vote of the directors.

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Certification

Konrad Dabrowski, Secretary of the Corporation, hereby certifies that the foregoing is a true and correct copy of these Bylaws of the Corporation, approved by the Board of Directors on July 6, 2021.

Name:	Konrad Dabrowski
Title:	Secretary